UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2017 (August 1, 2017)

EASTERLY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37522	47-3864814
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Park Avenue, 21st Floor
New York, New York	10152
(Address of principal executive offices)	(Zip Code)

(646) 712-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 1, 2017, in connection with the Annual Meeting of Stockholders held on August 1, 2017 (the “Annual Meeting”), Easterly Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (“Continental”) entered into Amendment No. 1 to the Amended and Restated Trust Agreement, dated as of October 13, 2015, by and between the Company and Continental (the “Trust Agreement”), pursuant to which the date on which to commence liquidating the trust account (the “Trust Account”) established in connection with the Company’s initial public offering in the event the Company has not consummated a business combination was extended from August 4, 2017 (the “Current Termination Date”) to December 15, 2017 (the “Extended Termination Date”). A copy of the Trust Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws

On August 1, 2017, in connection with the Annual Meeting, the Company filed with the Secretary of State of the State of Delaware an amendment (the “Charter Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), pursuant to which (a) the date on which Company has to consummate a business combination was extended from the Current Termination Date to the Extended Termination Date, (b) the term of office of the Company’s directors was changed from two years to one year, and (c) the provision with respect to removal of directors was changed to permit removal with or without cause by the affirmative vote of a majority of the Company’s stockholders. A copy of the Charter Amendment is attached to this Current Report on Form 8-K as Exhibit 3.1 and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, the Company’s stockholders considered the following proposals:

1.                   A proposal to approve and adopt the Charter Amendment to the Charter to (a) extend the date by which the Company has to consummate a business combination (the “Extension”) for an additional 133 days from the Current Termination Date to the Extended Termination Date, (b) change the term of office of the Company’s directors from two years to one year to conform with Delaware law, and (c) change the provision with respect to removal of directors to permit removal with or without cause by the affirmative vote of a majority of the Company’s stockholders to conform with Delaware law. The following is a tabulation of the votes with respect to this proposal, which was approved by the Company’s stockholders:

For	Against	Abstain	Broker Non-Votes
23,415,152	346,727	0	0

In connection with this vote, the holders of 4,289,791 shares of the Company’s common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.02 per share, for an aggregate redemption amount of approximately $42.983 million, in connection with the Extension.

The information included in Item 5.03 is incorporated by reference in this item to the extent required herein.

2.                   A proposal to amend the Trust Agreement to extend the date on which to commence liquidating the Trust Account by the Extended Termination Date. The following is a tabulation of the votes with respect to this proposal, which was approved by the Company’s stockholders:

For	Against	Abstain	Broker Non-Votes
23,415,152	346,727	0	0

The information included in Item 1.01 is incorporated by reference in this item to the extent required herein.

3.                   A proposal to elect Darrell W. Crate, Avshalom Kalichstein, James Hauslein, David Knowlton and Thomas Purcell to the Company’s board of directors until the next annual meeting of stockholders, until his successor is elected or appointed, or until his earlier death, resignation or removal. The following is a tabulation of the votes with respect to the directors elected at the Annual Meeting:

Director	For	Withhold
Darrell W. Crate	21,785,137	1,976,742
Avshalom Kalichstein	21,785,137	1,976,742
James Hauslein	22,136,137	1,625,742
David Knowlton	22,136,137	1,625,742
Thomas Purcell	22,136,137	1,625,742

Item 8.01.	Other Events.

On August 2, 2017, the Company issued a press release announcing the approval of the Charter Amendment and the Trust Amendment. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibits
3.1	Amendment to Amended and Restated Certificate of Incorporation.

10.1	Amendment No. 1, dated as of August 1, 2017, to the Amended and Restated Investment Management Trust Agreement, dated as of October 13, 2015, by and between Easterly Acquisition Corp. and Continental Stock Transfer & Trust Company.

99.1	Press Release, dated August 2, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Easterly Acquisition Corp.

Date: August 2, 2017	By:	/s/ Avshalom Kalichstein
	Name:	Avshalom Kalichstein
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
3.1	Amendment to Amended and Restated Certificate of Incorporation.

10.1	Amendment No. 1, dated as of August 1, 2017, to the Amended and Restated Investment Management Trust Agreement, dated as of October 13, 2015, by and between Easterly Acquisition Corp. and Continental Stock Transfer & Trust Company.

99.1	Press Release, dated August 2, 2017.